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                                                                   Exhibit 99.1

[AIR PRODUCTS LOGO]                                            News Release
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Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA  18195-1501

04099

                         AIR PRODUCTS APPOINTS PAUL HUCK
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

LEHIGH VALLEY, Pa. (February 17, 2004) - Air Products (NYSE:APD) today announced that its board of directors has elected Paul E. Huck vice president and chief financial officer (CFO) effective February 17, 2004. Huck will be responsible for all aspects of the worldwide financial organization including controllership, treasury, investor relations, tax and audit. He will report to John P. Jones, chairman and CEO, and will serve on the company's Corporate Executive Committee. Huck will succeed John R. Owings who is leaving the company to pursue other interests.

"We thank John Owings for his contributions and wish him the best in his future endeavors. Paul has been with the company for 25 years and has an in-depth knowledge of our businesses. His strong analytical, financial, and leadership skills combined with his deep understanding of our strategy and objectives make him the right person for the job," Jones said.

Huck, 54, joined Air Products in 1979 as a financial analyst in the financial planning department. In 1980 he became manager of project control for the engineering department and subsequently was named controller for several divisions within the Gases and Equipment Group. He was appointed controller for the Chemicals Group in 1987 and was named corporate controller in 1994. The following year he was elected vice president by the company's board of directors. Most recently, in addition to his controllership responsibilities, he has been responsible for the installation of the company's new SAP enterprise resource planning system.

"Air Products is an excellent company with a healthy balance sheet, strong cash flows, and leading business positions. With our markets poised for continued growth, I am pleased to help lead the company forward in creating lasting value for our stakeholders," said Huck.

Huck received a Bachelor of Science degree in mathematics from the United States Naval Academy in 1972 and a master's degree in business administration from Cornell University's Johnson Graduate School of Management in 1979. He served as an officer in the United States Navy from 1972 to 1979. Huck is a member of the board of directors of Sacred Heart Hospital in Allentown, Pa.

Air Products (NYSE:APD) serves customers in technology, energy, healthcare and industrial markets worldwide with a unique portfolio of products, services and solutions, providing atmospheric gases, process and specialty gases, performance


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                                     -more-

materials and chemical intermediates. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. With annual revenues of $6.3 billion and operations in over 30 countries, the company's 18,500 employees build lasting relationships with their customers and communities based on understanding, integrity and passion. For more information, visit www.airproducts.com.

***NOTE: This release may contain forward-looking statements. Actual results could vary materially, due to changes in current expectations.

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Media Inquiries:
----------------
      Beth Mentesana, tel: (610) 481-2459; e-mail: mentesbk@airproducts.com.

Investor Inquiries:
-------------------
      Alex Masetti, tel: (610) 481-7461; e-mail: masettaw@airproducts.com.